Exhibit 24(b)(8.92) SELLING AND SERVICES AGREEMENT

            THIS AGREEMENT, made and entered into as of this 5th day of April, 1999, by and among Aetna Investment Services, Inc. (“AISI”), Aetna Life Insurance and Annuity Company (“ALIAC”), (collectively, “Aetna”), and Pioneer Funds Distributor, Inc. (“Distributor”), acting as distributor for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “funds”), and which are set forth on Exhibit A attached hereto, as may be amended from time to time.

WHEREAS, Distributor acts as principal underwriter for the Funds;

            WHEREAS, AISI offers shares of investment companies to certain plans under Sections 401 or 457 of the Internal Revenue Code of 1986, as amended (“Code”) or to custodial accounts under Section 403(b)(7) of the Code (collectively, “Plans”); and

WHEREAS, ALIAC is an insurance company that provides various recordkeeping and other administrative services to Plans; and

WHEREAS, ALIAC will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds, as outlined on Exhibit B attached hereto.

NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.

            AISI represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, and administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary (“Participant”).  The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan Representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

2.	Omnibus Account.

            The parties agree that a single omnibus account held in the name of the Nominee shall be maintained on the books of each Fund for those Plan assets directed for investment in such Fund (“Account”).  ALIAC, as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with this Agreement.

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3.	Pricing Information; Orders; Settlement.

            (a) Distributor will make shares of the Funds available to be purchased by the Nominee on behalf of the Account at the net asset value applicable to each order; provided, however, that the Plans meet the criteria for purchasing shares of the Funds at net asset value as described in the funds’ prospectuses.  Fund shares shall be purchased and redeemed on a net basis for such Plans in such quantity and at such time determined by AISI or the Nominee to correspond with investment instructions received by AISI from Plan Representatives or Participants.

            (b) Distributor or its designee agrees to furnish or cause to be furnished to AISI for each Fund: (i) confirmed net asset value information as of the close of trading (currently 4:00 p.m. East Coast time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor.  Distributor or its designee shall use reasonable efforts to provide or cause to be provided to AISI such information by 6:30 p.m. East Coast time on each Business Day.

            (c) AISI shall receive from Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee (“Instructions”), (ii) transmit to Distributor such Instructions no later than 9:00 a.m. East Coast time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Plan Representatives or Plan Participants, as appropriate (“Confirmation”).  The Business Day on which such Instructions are received in proper form by AISI and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions.  Inst ructions received in proper form by AISI and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day.  AISI agree that all Instructions received by AISI, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

            (d) AISI will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the Business Day following the Business Day as of which such purchase orders are made in conformance with Section 3(c).

            (e) In lieu of applicable provisions set forth in Subparagraphs 3(a) through 3(d)
above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV

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System, in which case such activities will be governed by the provisions set forth in an Exhibit to this Agreement.

            (f) Distributor or its designee will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by AISI, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the same Business Day as of which such redemption orders are received by the Distributor in conformance with Section 3(c).

            (g) Upon Distributor’s request, AISI shall provide copies of historical records relating to transactions between the Funds and the Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including, without limitation, auditors, investment advisers, or transfer agents of the Funds, to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder.  AISI also agrees that AISI will permit Distributor or the Funds, or any duly designated representative, to have reasonable access to AISI’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

            (h) AISI shall assume responsibility as herein described for any loss to Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a Plan Representative or Participant subsequent to the date as of which such Instruction has been received by AISI and originally relayed to Distributor, and AISI will immediately pay such loss to Distributor or such Fund upon AISI’s receipt of written notification, with supporting data.

            (i) Distributor shall indemnify and hold AISI harmless, from the effective date of this Agreement, against any amount AISI is required to pay to Plans, Plan Representatives, or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or unreasonably late reporting of the daily net asset value, dividend rate, or capital gains distribution rate of a Fund, upon written notification by AISI, with supporting data, to Distributor.  In addition, the Distributor shall be liable to Aetna for reasonable systems and out of pocket costs incurred by Aetna in making a Plan’s account or a Participant’s account whole, if such costs are a result of the failure of the Distributor or its designee to provide correct or timely net asset values, dividend rate, or capital gains distributor rate information and, in the case of fixed income funds, daily accrual or distribution rate factors, and such information is not corrected by 4:00 p.m. East Coast time on the next Business Day after releasing such incorrect information, provided the incorrect net asset value as well as the correct net asset value for each day that the error occurred is provided.  If a mistake is caused in furnishing such information, which results in a reconciliation with incorrect information, the amount required to make a Plan’s account or a Participant’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

(j) Each party shall notify the other of any errors or omissions in any information,

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including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible.  AISI and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

4.	Servicing Fees.

            The provision of shareholder and administrative services to the Plans shall be the responsibility of ALIAC or the Nominee and shall not be the responsibility of Distributor or its designee. The Nominee will be the sole shareholder of each Fund's shares purchased under this Agreement.  It is recognized that there will be a substantial savings in administrative expenses and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor or its designee agrees to pay to ALIAC an annual servicing fee equal to $xx per Participant per Fund. This fee shall be payable quarterly in arrears, and ALIAC will send an invoice to Distributor for the amount of such fee.

5.	Sales Agreement.

            AISI has entered into a Sales Agreement with Distributor which provides for the payment of distribution fees to AISI for the sale of Fund shares.  When Fund shares are sold to Plans in accordance with the terms of this Selling and Services Agreement, AISI shall receive such distribution fees for the sale of Fund shares as are set forth in the Sales Agreement.  Any provisions of the Sales Agreement regarding the provision of pricing information, execution of orders, and payments for purchases and redemptions that are contrary to this Selling and Services Agreement shall be governed by the terms of this Selling and Services Agreement.

6.	Expenses.

(a) Except as otherwise provided in this Agreement, all expenses incident to the performance by the Transfer Agent under this Agreement shall be paid by the Transfer Agent or any of its affiliates, except that the cost of registration of Fund shares with the Securities and Exchange Commission (the “SEC”) and in states where required shall be paid by the Funds.  The Transfer Agent and Distributor shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Transfer Agent or Distributor, except as provided herein and in Schedule C attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto.  All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

(b)

The Transfer Agent or the Distributor shall provide to the Company, at the location designated by the Company, periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners or participants.  In addition, the Transfer Agent or the Distributor shall provide the Company with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement.

(c)

The Transfer Agent or Distributor shall provide the Company with a sufficient quantity of it’s a Fund's proxy material that is required to be sent to Contract owners or participants.  The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Transfer Agent or Distributor.

5.	Representations.

(a)

The Company agrees that it and its agents shall not, without the written consent of the Distributor, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Distributor.

(b)

The Transfer Agent and Distributor represent and warrant that (i) they have examined and tested their systems and made reasonable inquiry of their business partners and other entities with whom they conduct business with respect to Year 2000 problems and (ii) their ability to perform their obligations under this Agreement will not be interrupted or disrupted as a result of any business interruptions or other business problems relating to specific dates or days before, during and after the Year 2000.

6.	Termination.

This agreement shall terminate as to the sale and issuance of new Contracts:

(a) at the option of either the Company, the Distributor or the Transfer Agent, upon sixty days advance written notice to the other parties;

(b)

at the option of the Company, upon one week advance written notice to the Distributor and the Transfer Agent, if Fund shares are not available for any reason to meet the requirement of Contracts as determined by the Company.  Reasonable advance notice of election to terminate shall be furnished by Company;

(c)

at the option of either the Company, the Distributor or the Transfer Agent, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, the Company, the Transfer Agent or the Distributor by the National Association of Securities Dealers, Inc. (the “NASD”), the SEC or any other regulatory body;

(d)

upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts.  The Company will give 60 days written notice to the Transfer Agent and the Distributor of any decision to replace the Fund's' shares;

(e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto;

(f)

if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by the Company.  Prompt notice shall be given by the appropriate party should such situation occur.

7.	Continuation of Agreement.

Termination as the result of any cause listed in Section 6 shall not affect the Transfer Agent’s obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.

8.	Advertising Materials; Filed Documents.

(a)

Advertising and sales literature with respect to the Fund prepared by the Company or its agents for use in marketing its Contracts will be submitted to the Distributor or its designee for review before such material is submitted to any regulatory body for review.  No such material shall be used if the Distributor or its designee reasonably object to such use in writing, transmitted by facsimile within five business days after receipt of such material.

(b)

The Distributor will provide to the Company  a copy of its financial statements each year as soon as they become available and at least one complete copy of all Fund registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to a Fund promptly after the filing of such document with the SEC or other regulatory authorities.  The Company will provide to the Distributor at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to each Account promptly after the filing of such document with the SEC or other regulatory authority.

(c)

The Transfer Agent or the Distributor will provide via Excel spreadsheet diskette format or in electronic transmission to the Company at least quarterly portfolio information necessary to update Fund profiles with ten business days following the end of each quarter.

9.	Proxy Voting.

(a)

The Company shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners and participants to the extent the SEC continues to interpret the 1940 Act as requiring such privileges.  The Company shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners.

(b)

The Company will distribute to Contract owners and participants, as appropriate, all proxy material furnished by the Transfer Agent and will vote Fund shares in accordance with instructions received from such Contract owners and participants.  If and to the extent required by law, the Company, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received.  The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

10.	Indemnification.

(a)

The Company agrees to indemnify and hold harmless the Fund, the Transfer Agent, the Distributor, and any of their affiliates and their directors, trustees, officers, employees, agents and each person, if any, who controls the Fund, the Transfer Agent or the Distributor within the meaning of the Securities Act of 1933 (the “1933 Act”) against any losses, claims, damages or liabilities to which the Fund, the Transfer Agent, the Distributor or any such director, trustee, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment.  The Company will reimburse any legal or other expenses reasonably incurred by the Fund, the Transfer Agent, the Distributor or any of their affiliates or their directors, trustees, officers, employees, agents and any controlling person in connection with  defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Distributor specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Transfer Agent or Distributor in the performance of its duties or the Transfer Agent's or Distributor's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable.  This indemnity agreement will be in addition to any liability which Company may otherwise have.

(b)

The Transfer Agent and the Distributor agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading.  The Transfer Agent and the Distributor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, or controlling person in connection with defending any such loss, claim, damage, liability or action; provided, however, that the Transfer Agent or the Distributor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Distributor or Transfer Agent by the Company specifically for use therein.

(c)

Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 10.   In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

11.	Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b)

Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:
Aetna Life Insurance and Annuity Company 151 Farmington Avenue Hartford, Connecticut 06156 Attention: Julie E. Rockmore, Counsel

To the Transfer Agent:

Pioneering Services Corporation 60 State Street Boston, MA 02109 Attn: Roger B. Rainville, President

To the Distributor:

Pioneer Funds Distributor, Inc. 60 State Street Boston, MA 02109 Attn: William A. Misata, Senior Vice President

Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

(c) Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)

Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e)

Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f)

Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

(g) Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

(h) Non Exclusivity. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

(i)

Confidentiality.  The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 21st day of September, 2000.

AETNA LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Laurie M. Tillinghast
Name:

Laurie M. Tillinghast

Title:	Vice President

PIONEERING SERVICES CORPORATION

By:	/s/ Roger B. Rainville
Name:

Roger B. Rainville

Title:

President

PIONEER FUNDS DISTRIBUTOR, INC.

By:	/s/ Nancy L. Supovitz
Name:

Nancy L. Supovitz

Title:

Senior Managing Director

Schedule A

(For any future separate accounts - See Section 1(a))

Schedule B

(List of funds available—See Section 1(b))

Pioneer Fund - Class A Pioneer Equity-Income Fund - Class A Pioneer Growth Shares - Class A

Schedule C

Fees to the Company

1.	Servicing Fees.

        Administrative services to Contract owners and participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Distributor.  The Transfer Agent recognizes the Company as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Transfer Agent agrees to pay to the Company a servicing fee based on the annual rate of 0.15% (0.0375% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter; provided that (i) such fee does not exceed the equivalent of $15.00 per participant per Fund per annum and (ii) Company and Transfer Agent agree to review at least annually the actual amount paid and to make any necessary adjustments to the annual rate.  Transfer Agent will make such payments to the Company within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

2.	12b-1 Fees.

        In accordance with the Fund’s plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Distributor will make payments to the Company at an annual rate of 0.25% (0.0625% quarterly) of the average net assets invested in the Funds through the Contracts in each calendar quarter.  Distributor will make such payments to the Company within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company.

EXHIBIT 1

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.   As provided in Section 2(e) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)

Distributor or the Funds will furnish to the Company or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor.  All such information shall be furnished to the Company or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a “Business Day”) or at such other time as that information becomes available.  Changes in pricing information will be communicated to both NSCC and the Company.

(b)

Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund.  Orders for net purchases or net redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day.  Subject to the Company’s or its affiliate’s compliance with the foregoing, the Company or its affiliate will be considered, for this sole purpose, the agent of the Transfer Agent, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions.  Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day.  Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c)

The Company or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by  Transfer Agent no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC.  For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)

The Transfer Agent will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e)

With respect to (c) or (d) above, if Transfer Agent does not send a confirmation of the Company’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)

If on any day the Company or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or the Company or its affiliate, as applicable, as is otherwise provided in the Agreement, with written notice to and the agreement of the Transfer Agent.

(g)

These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law.  The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.   The Company or its affiliate, Distributor and/or Transfer Agent and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized.  Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.   Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.